EXHIBIT 11.1
                     COMPUTATION OF NET INCOME PER SHARE

                    (In Thousands, Except Per Share Data)


                                                 Year Ended June 30,

                                             1996         1995       1994
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Earnings
  Income applicable to common stock       $    788    $   2,506    $  2,415
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Shares
  Weighted average number of shares
    outstanding                             16,383       16,236      16,185
  Additional shares assuming conversion
    of options and warrants up to 20%
    of shares outstanding                      405          563         526
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  Pro forma shares                          16,788       16,799      16,711
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Net income per share                      $    .05      $   .15     $   .14
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